UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): February 21, 2024

ChargePoint Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)
(408) 841-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Severance Plans
On February 21, 2024, the Compensation and Organizational Development Committee of the Board of Directors of ChargePoint Holdings, Inc. (the “Company”) adopted the ChargePoint Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”) and the ChargePoint Holdings, Inc. Senior Vice President and Vice President Severance Plan (the “SVP Severance Plan” and, together with the Executive Severance Plan, the “Severance Plans”). The Severance Plans provide severance benefits to certain employees of the Company whose employment is terminated by the Company for any reason other than for Cause, death or Disability (each as defined in the applicable Severance Plan), or by the participant for Good Reason (as defined in the applicable Severance Plan, and each such termination, a “Qualified Termination”). Participants in the Executive Severance Plan consist of certain key management personnel of the Company, none of whom were identified as named executive officers of the Company in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on May 25, 2023 (the “Covered Executives”). Participants in the SVP Severance Plan consist of employees of ChargePoint, Inc. who hold the title of Senior Vice President or Vice President, other than any employee who has been designated as a participant in the Executive Severance Plan (“Covered SVP Participants” and, together with the Covered Executives, the “Participants”). The Company’s Interim Chief Financial Officer will automatically commence participation in the SVP Severance Plan upon the expiration of her Severance and Change in Control Agreement on February 29, 2024.
Under the terms of each Severance Plan, upon a Participant’s Qualified Termination other than during the one-year period following a Change in Control (as defined in the applicable Severance Plan, and such period, the “CIC Protection Period”), the Participant would be eligible to receive the following severance benefits: (i) a cash severance payment equal to six months of the Participant’s base salary; and (ii) a lump sum payment equal to six months of the Participant’s premiums under the Consolidated Budget Reconciliation Act of 1985, as amended from time to time (“COBRA”). In addition, under the SVP Severance Plan, in the event that the Qualified Termination occurs during the CIC Protection Period, in addition to the payments described in the preceding sentence, 100% of the outstanding time-based equity awards held by each Covered SVP Participants will vest and, if applicable, become exercisable; provided, that in the event that an award agreement for an outstanding equity award expressly provides for treatment with respect to the award in the event of a Change in Control, such treatment will apply.
Under the Executive Severance Plan, in the event that the Qualified Termination occurs during the CIC Protection Period, in lieu of the payments described above, each Covered Executive would be eligible to receive the following severance benefits: (i) a cash severance payment equal to the sum of the Covered Executive’s (A) base salary, plus (B) annual target bonus in effect immediately prior to the Qualified Termination; (ii) a lump sum payment equal to twelve months of the Covered Executive’s COBRA premiums; and (iii) 100% of the unvested portion of each outstanding equity award held by the Covered Executive will vest and, if applicable, become exercisable, based on the greater of target and actual performance in the case of performance-based equity awards with performance periods that are still in process as of the termination date; provided, that in the event that an award agreement for an outstanding equity award expressly provides for treatment with respect to the award in the event of a Change in Control, such treatment will apply.
The foregoing severance payments and benefits are subject to the Participant’s execution and non-revocation of a general release of claims in favor of the Company and compliance with certain restrictive covenants related to non-disclosure, non-solicitation, and non-disparagement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Mansi Khetani
Name: Mansi Khetani
Title: Interim Chief Financial Officer
Date: February 26, 2024